Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Record Revenue in Second Quarter 2017 for Six Flags
Deferred Revenue Up $21 Million and
Active Pass Base up 12 Percent at End of June
GRAND PRAIRIE, Texas — July 26, 2017 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that for the quarter ended June 30, 2017, revenue increased $15 million or 4 percent, as compared to the same period in 2016, to $422 million. This was primarily driven by a 5 percent increase in attendance to 9.5 million guests and an 18 percent increase in sponsorship and international licensing revenue, partially offset by a 2 percent decline in guest spending per capita. Adjusting for the approximately 380,000 guest visits that shifted from the first quarter to the second quarter due to the timing of Easter, second quarter 2017 attendance grew 1 percent. Rainy weather on the East Coast and in Texas negatively impacted attendance in the second quarter, particularly attendance associated with one-day ticket sales, with the resulting higher mix of season pass visitation dampening guest spending per capita.
Net income decreased $9 million or 15 percent and diluted earnings per share decreased 8 percent to $0.59 for the quarter, primarily due to a $37 million charge related to the early retirement of debt in April 2017 when the company issued new senior notes and used the proceeds to redeem then-outstanding senior notes. Adjusted EBITDA1 in the second quarter increased $11 million or 7 percent to $166 million.
The softer-than-anticipated financial performance through the first six months of the year makes achieving the Project 600 goal more challenging and, in accordance with accounting standards, full achievement of the 2017 Performance Award is no longer deemed probable. Therefore, in the second quarter, the company reversed $28 million of stock-based compensation expense reflecting an expected partial achievement in 2017 of the Project 600 Performance Award. This reversal partially offset the loss on debt extinguishment described above.
“We are the leading regional theme park company in the world operating in a very attractive industry with significant opportunity for organic growth,” said Jim Reid-Anderson, Chairman, President and CEO. “We have the best team in the theme park space and I am confident that 2017 will be another record year for our shareholders as we deliver higher ticket yields, improved in-park revenue, attractive international licensing deals, new waterparks, and strong execution.”
Total guest spending per capita for the second quarter was $41.67, which was a decrease of $0.87 or 2 percent compared to the second quarter of 2016, as ticket price gains were more than offset by a higher mix of season pass holder attendance. Admissions per capita decreased 2 percent to $23.36 and in-park spending per capita decreased 2 percent to $18.31.
For the first six months of 2017 revenue was $522 million, a slight decline versus the prior year period, driven primarily by a 2 percent decrease in guest spending per capita, partially offset by a 2 percent increase in attendance and a 7 percent increase in sponsorship and international licensing revenue. On a constant currency2 basis, revenue for the first six months of 2017 increased $2 million. The company had a net loss for the first six months of $6 million and loss per share of $0.06 as compared to earnings per share of $0.15 for the same period in 2016. Adjusted EBITDA of $131 million was down slightly versus prior year but flat on a constant currency basis.
Attendance for the first six months of 2017 grew 2 percent to 11.4 million guests while guest spending per capita decreased 2 percent to $42.10, with admissions per capita and in-park spending per capita both decreasing 2 percent to $24.03 and $18.07, respectively.
The company’s continued success in upselling guests to season passes and memberships resulted in a 12 percent year-over-year increase in its Active Pass Base, which represents the total number of guests who have a season pass or who are enrolled in the company’s membership program. Deferred revenue of $195 million increased by $21 million or 12 percent over June 30, 2016, primarily due to incremental sales of season passes, memberships and all-season dining passes.
In the first half of 2017, the company invested $97 million in new capital projects, paid $113 million in dividends, or $0.64 per common share per quarter, and repurchased $379 million of its common stock. The authorized share repurchase amount available as of June 30, 2017, was $463 million. Net Debt3 as of June 30, 2017, calculated as total reported debt of $2,048 million less cash and cash equivalents of $68 million, was $1,980 million, representing a 3.9 times net leverage ratio.
Previous Announcements
On April 13, 2017, the company announced it had completed the private sale of $1.2 billion of senior notes and that it had used a portion of the proceeds to redeem all of its $800 million 5.25 percent senior notes due 2021 and to discharge the indenture governing those 2021 notes. The company used the balance of the proceeds, after paying refinancing fees, to repurchase approximately five million shares of its common stock.
On April 22, 2017, the company announced the opening of a new 60-acre water park in Oaxtepec, Mexico, located about 50 miles southwest of Six Flags Mexico.
On April 27, 2017, the company announced it had entered into an agreement with EPR Properties to operate Waterworld California, Northern California’s largest water park, located 18 miles southeast of Six Flags Discovery Kingdom.
On June 21, 2017, the company announced that its lenders approved a reduction to the borrowing rate on the company’s Term Loan B Credit Facility, which will save the company approximately $1.4 million annually in borrowing costs.
On July 18, 2017, the company announced the appointment of Jim Reid-Anderson, who has been serving as Executive Chairman of the company since February 2016 as Chairman, President and CEO.
Conference Call
At 8:00 a.m. Central Time today, July 26, 2017, the company will host a conference call to discuss its second quarter 2017 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through August 3, 2017 and requesting conference ID 1772355.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 20 parks across the United States, Mexico and Canada. For 56 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(2)	Constant Currency calculations assume prior year results for the company’s parks in Mexico and Canada are translated at current year foreign exchange rates

(3)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Theme park admissions	$221,913	$215,762	$272,861	$273,843	$714,431	$714,118
Theme park food, merchandise and other	174,012	168,336	205,172	206,626	519,713	517,172
Sponsorship, licensing and other fees	22,706	19,220	35,996	33,652	68,673	67,667
Accommodations revenue	3,741	3,748	7,871	8,364	15,996	16,246
Total revenue	422,372	407,066	521,900	522,485	1,318,813	1,315,203
Operating expenses (excluding depreciation and amortization shown separately below)	145,768	142,096	237,880	236,207	491,080	485,293
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	53,423	54,467	88,348	88,724	175,079	184,027
Costs of products sold	37,489	36,020	45,070	46,158	108,491	105,500
Depreciation	26,171	25,273	52,814	50,651	106,453	104,377
Amortization	651	651	1,299	1,301	2,601	2,609
Stock-based compensation	(15,305)	4,244	(3,315)	6,250	106,774	35,768
Loss on disposal of assets	1,657	597	2,327	114	4,181	7,763
Interest expense, net	27,156	20,190	48,157	39,648	90,381	78,026
Loss on debt extinguishment	37,109	2,377	37,109	2,377	37,667	2,377
Other expense (income), net	568	(8)	(335)	691	658	1,393
Income before income taxes	107,685	121,159	12,546	50,364	195,448	308,070
Income tax expense (benefit)	36,054	41,059	(1,537)	17,199	57,803	96,338
Net income	71,631	80,100	14,083	33,165	137,645	211,732
Less: Net income attributable to noncontrolling interests	(19,605)	(19,213)	(19,605)	(19,213)	(38,817)	(38,296)
Net income (loss) attributable to Six Flags Entertainment Corporation	$52,026	$60,887	$(5,522)	$13,952	$98,828	$173,436

Weighted-average number of common shares outstanding:
Weighted-average common shares outstanding — basic:	87,136	93,054	89,133	92,707	90,575	92,766
Weighted-average common shares outstanding — diluted:	88,832	95,412	89,133	94,953	92,479	95,142

Net income (loss) per average common share outstanding:
Net income (loss) per average common share outstanding — basic:	$0.60	$0.65	$(0.06)	$0.15	$1.09	$1.87
Net income (loss) per average common share outstanding — diluted:	$0.59	$0.64	$(0.06)	$0.15	$1.07	$1.82

Balance Sheet Data

	As of
(Amounts in thousands)	June 30, 2017	December 31, 2016
Cash and cash equivalents (excluding restricted cash)	$68,279	$137,385
Total assets	2,543,687	2,487,672

Deferred revenue	195,319	123,955
Current portion of long-term debt	28,867	29,161
Long-term debt (excluding current portion)	2,019,190	1,624,486

Redeemable noncontrolling interests	505,321	485,876

Total stockholders' deficit	(554,734)	(186,490)

Shares outstanding	85,563	90,849

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three, six and twelve months ended June 30, 2017 and June 30, 2016:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$71,631	$80,100	$14,083	$33,165	$137,645	$211,732
Income tax expense (benefit)	36,054	41,059	(1,537)	17,199	57,803	96,338
Other expense (income), net	568	(8)	(335)	691	658	1,393
Loss on debt extinguishment	37,109	2,377	37,109	2,377	37,667	2,377
Interest expense, net	27,156	20,190	48,157	39,648	90,381	78,026
Loss on disposal of assets	1,657	597	2,327	114	4,181	7,763
Amortization	651	651	1,299	1,301	2,601	2,609
Depreciation	26,171	25,273	52,814	50,651	106,453	104,377
Stock-based compensation	(15,305)	4,244	(3,315)	6,250	106,774	35,768
Impact of Fresh Start valuation adjustments (2)	9	22	19	44	64	126
Modified EBITDA (3)	185,701	174,505	150,621	151,440	544,227	540,509
Third party interest in EBITDA of certain operations (4)	(19,605)	(19,213)	(19,605)	(19,213)	(38,817)	(38,296)
Adjusted EBITDA (3)	$166,096	$155,292	$131,016	$132,227	$505,410	$502,213

Weighted-average common shares outstanding — basic:	87,136	93,054	89,133	92,707	90,575	92,766
The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three, six and twelve months ended June 30, 2017 and June 30, 2016:

	Three Months Ended		Six Months Ended		Twelve Months Ended
(Amounts in thousands)	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net cash provided by operating activities	$193,454	$191,583	$132,866	$138,578	$457,523	$467,451
Changes in working capital	(36,705)	(39,089)	(33,763)	(34,012)	(10,898)	(16,083)
Interest expense, net	27,156	20,190	48,157	39,648	90,381	78,026
Income tax expense (benefit)	36,054	41,059	(1,537)	17,199	57,803	96,338
Amortization of debt issuance costs	(970)	(1,092)	(2,141)	(2,158)	(4,486)	(4,293)
Other expense (income), net	204	(1,057)	1,375	948	3,087	(6,015)
Interest accretion on notes payable	(298)	(115)	(390)	(232)	(571)	(464)
Changes in deferred income taxes	(33,203)	(36,996)	6,035	(8,575)	(48,676)	(74,577)
Impact of Fresh Start valuation adjustments (2)	9	22	19	44	64	126
Third party interest in EBITDA of certain operations (4)	(19,605)	(19,213)	(19,605)	(19,213)	(38,817)	(38,296)
Capital expenditures	(45,566)	(38,153)	(97,200)	(80,695)	(145,443)	(124,817)
Cash paid for interest, net	(11,052)	(7,973)	(46,826)	(36,655)	(78,986)	(72,666)
Cash taxes (5)	(3,197)	(4,694)	(5,859)	(10,673)	(12,453)	(20,715)
Adjusted Free Cash Flow (6)	$106,281	$104,472	$(18,869)	$4,204	$268,528	$284,015

Weighted-average common shares outstanding — basic:	87,136	93,054	89,133	92,707	90,575	92,766

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.